NEWS RELEASE
Lumen Technologies reports fourth quarter and full year 2023 results

Fourth Quarter 2023 Highlights
•Announced an Amended and Restated Transaction Support Agreement on January 25, 2024 which, when completed, based on current participation levels1 will address maturities of approximately $9 billion of outstanding indebtedness, including more than 77% of debt maturing through 2027
•Completed the $1.8 billion divestiture of its EMEA business and the sale of select CDN contracts
•Reported Net Loss of $(1.995) billion for the fourth quarter 2023, which included a non-cash goodwill impairment charge of $1.9 billion, compared to reported Net Loss of $(3.069) billion for the fourth quarter 2022, which included a non-cash goodwill impairment charge of $3.271 billion
•Reported diluted loss per share of $(2.03) for the fourth quarter 2023, compared to diluted loss per share of $(3.08) for the fourth quarter 2022. Excluding Special Items, diluted earnings per share was $0.08 for the fourth quarter 2023, compared to $0.43 diluted earnings per share for the fourth quarter 2022
•Generated Adjusted EBITDA of $1.099 billion2 for the fourth quarter 2023, compared to $1.393 billion for the fourth quarter 2022, excluding the effects of Special Items of $211 million and $583 million, respectively
•Reported Net Cash Provided by Operating Activities of $784 million for the fourth quarter 2023
•Generated Free Cash Flow of $50 million for the fourth quarter 2023, compared to $126 million for the fourth quarter 2022, excluding cash paid for Special items of $87 million and $118 million, respectively

Full Year 2023 Financial Highlights
•Reduced Net Debt by $1.6 billion
•Reported Net Loss of $(10.298) billion for the full year 2023, which included non-cash goodwill impairment charges of $10.693 billion, compared to reported Net Loss of $(1.548) billion for the full year 2022, which included a non-cash goodwill impairment of $3.271 billion
•Reported diluted loss per share of $(10.48) for the full year 2023, compared to diluted loss per share of $(1.54) for the full year 2022. Excluding Special Items, diluted EPS of $0.20 per share for the full year 2023, compared to $1.55 diluted EPS for the full year 2022
•Generated Adjusted EBITDA of $4.628 billion2 for the full year 2023, compared to $6.858 billion for the full year 2022, excluding the effects of Special Items of $482 million and $155 million, respectively
1Participation levels are subject to adjustment, including for ongoing reconciliation and for potential additional participation in certain term loan transactions, which the Company intends to make available to all holders in connection with the consummation of such transactions.
2Adjusted EBITDA and Adjusted EBITDA excluding Special Items for the fourth quarter and full year 2023 includes $14 million and $125 million, respectively, from the EMEA business that we sold on Nov. 1, 2023, which will not recur in periods following the completion of this divestiture. Adjusted EBITDA and Adjusted EBITDA excluding Special Items for the fourth quarter and full year 2022 includes (i) $27 million and $1.3 billion of Adjusted EBITDA from our businesses divested in the second half of 2022 and 2023, which will not recur in periods following the completion of these divestitures and (ii) $59 million of previously deferred revenue recognized in Q1 2022 related to the CAF Phase II program, which lapsed on Dec. 31, 2021. The Company believes that these figures will allow analysts and investors to understand the amounts associated with these transactions to understand the impact they had on the Company's past, but not current or future, financial performance. Therefore, these amounts will impact the Company’s ability to match its past performance in current and future periods. The post-closing net financial impacts of actual amounts received or paid by the Company under its post-closing agreements with the purchasers of the divested businesses was a net reduction of (i) $(40) million for the fourth quarter of 2023, (ii) $(179) million for the year 2023 and (iii) $(43) million for the fourth quarter and year 2022. The Company believes that this provides useful information to investors to understand the impact that the post-closing agreements have had on the Company's financial performance following the completion of these divestitures.

•Reported Net Cash Provided by Operating Activities of $2.160 billion for the full year 2023
•Negative Free Cash Flow of $(878) million for the full year 2023, compared to $2.260 billion for the full year 2022, excluding cash paid for Special Items of $62 million and $541 million, respectively

DENVER, February 6, 2024 — Lumen Technologies, Inc. (NYSE: LUMN) reported results for the fourth quarter ended December 31, 2023.
"In 2023, we outlined big, multi-year, strategic priorities including strengthening our balance sheet, executing on key programs to turn the core business around by 2025, and igniting new growth by delivering disruptive innovations that help our customers solve their next-gen networking needs,” said Kate Johnson, president and CEO of Lumen. “I am pleased to report that we delivered our 2023 EBITDA and free cash flow guidance, and we made material progress on our strategic priorities."

Financial Results

Metric, as reported	Fourth Quarter		Full Year
($ in millions, except per share data)	2023	2022	2023	2022
Large Enterprise	$1,061	1,217	4,616	5,377
Mid-Market Enterprise	491	522	2,011	2,212
Public Sector	495	431	1,783	1,861
Enterprise Channels	2,047	2,170	8,410	9,450
Wholesale	741	835	3,125	3,591
Business Segment Revenue	2,788	3,005	11,535	13,041
Mass Markets Segment Revenue	729	795	3,022	4,437
Total Revenue(1)(2)	$3,517	3,800	14,557	17,478
Cost of Services and Products	1,737	1,826	7,144	7,868
Selling, General and Administrative Expenses	896	671	3,198	3,078
Net Loss (Gain) on Sale of Businesses(3)	9	480	121	(113)
Loss on Disposal Group Held for Sale	—	40	—	40
Stock-based Compensation Expense	13	27	52	98
Net Loss	(1,995)	(3,069)	(10,298)	(1,548)
Net Income, Excluding Special Items(4)(5)	83	425	193	1,564
Adjusted EBITDA(4)(6)(7)	888	810	4,146	6,703
Adjusted EBITDA, Excluding Special Items(4)(6)(7)(8)	1,099	1,393	4,628	6,858
Net Loss Margin	(56.7)%	(80.8)%	(70.7)%	(8.9)%
Net Income Margin, Excluding Special Items(4)(5)	2.4%	11.2%	1.3%	8.9%
Adjusted EBITDA Margin(4)	25.2%	21.3%	28.5%	38.4%
Adjusted EBITDA Margin, Excluding Special Items(4)(8)	31.2%	36.7%	31.8%	39.2%
Net Cash Provided by Operating Activities	784	841	2,160	4,735
Capital Expenditures(9)	821	833	3,100	3,016
Unlevered Cash Flow(4)	196	264	158	3,059
Unlevered Cash Flow, Excluding Cash Special Items(4)(10)	283	382	220	3,600
Free Cash Flow(4)	(37)	8	(940)	1,719
Free Cash Flow, Excluding Cash Special Items(4)(10)	50	126	(878)	2,260
Net Loss per Common Share - Diluted	(2.03)	(3.08)	(10.48)	(1.54)
Net Income per Common Share - Diluted, Excluding Special Items(4)(5)	0.08	0.43	0.20	1.55
Weighted Average Shares Outstanding (in millions) - Diluted	983.8	995.6	983.1	1,007.5
(1) Revenue for the fourth quarter and full year 2023 includes $39 million and $454 million, respectively, from the EMEA business divested on Nov. 1, 2023, which will not recur in periods following the completion of this divestiture. Revenue for the fourth quarter and full year 2022 includes $135 million and $2.6 billion of revenue, respectively, from (i) the Latin American business divested Aug. 1, 2022, (ii) the 20-state ILEC business divested Oct. 3, 2022 and (iii) the EMEA business (the "divestitures" or the "divested businesses"), which will not recur in periods following the completion of these divestitures. The full year 2022 also includes $59 million of previously deferred revenue recognized in Q1 2022 related to the CAF Phase II program, which lapsed on Dec. 31, 2021. The Company believes that these figures will allow analysts and investors to understand the amounts associated with these transactions to understand the impact they had on the Company's past, but not current or future, financial performance. Therefore, these amounts will impact the Company’s ability to match its past performance in current and future periods.

(2) The post-closing revenue impact of amounts received by the Company under its post-closing agreements with the purchasers of the divested businesses was (i) $39 million for the fourth quarter of 2023, (ii) $117 million for the year 2023 and (iii) $33 million for the fourth quarter of 2022 and the full year 2022. The Company believes that this provides useful information to investors to understand the impact that the post-closing agreements have had on the Company's current financial performance.

(3) Reflects primarily (i) the pre-tax gain of $597 million recorded in operating income as a result of our Latin American business divestiture completed Aug. 1, 2022, (ii) the pre-tax gain of $176 million recorded in operating income as a result of our 20-state ILEC business divestiture completed Oct. 3, 2022 and (iii) the net loss of $102 million recorded for the year ended 2023 operating income and $660 million recorded for the year ended 2022 operating income as a result of our EMEA business divestiture completed Nov. 1, 2023.

(4) See the attached schedules for definitions of non-GAAP metrics and reconciliations to GAAP figures.
(5) Excludes Special Items (net of the income tax effect thereof), which positively impacted this metric by (i) $2.1 billion for the fourth quarter of 2023, (ii) $10.5 billion for the year 2023, (iii) $3.5 billion for the fourth quarter of 2022 and (iv) $3.1 billion for the year 2022.

(6) Adjusted EBITDA and Adjusted EBITDA excluding Special Items for the fourth quarter and full year 2023 includes $14 million and $125 million, respectively, from the EMEA business, which will not recur in periods following the completion of this divestiture. Adjusted EBITDA and Adjusted EBITDA excluding Special Items for the fourth quarter and full year 2022 includes $27 million and $1.3 billion of Adjusted EBITDA from our businesses divested in the second half of 2022 and 2023, which will not recur in periods following the completion of these divestitures. The full year 2022 also includes $59 million of previously deferred revenue recognized in Q1 2022 related to the CAF Phase II program, which lapsed on December 31, 2021. The Company believes that these figures will allow analysts and investors to understand the amounts associated with these transactions to understand the impact they had on the Company's past, but not current or future, financial performance. Therefore, these amounts will impact the Company’s ability to match its past performance in current and future periods.

(7) The post-closing net financial impacts of actual amounts received or paid by the Company under its post-closing agreements with the purchasers of the divested businesses was a net reduction of (i) $(40) million for the fourth quarter of 2023, (ii) $(179) million for the year 2023 and (iii) $(43) million for the fourth quarter and year 2022. The Company believes that this provides useful information to investors to understand the impact that the post-closing agreements have had on the Company's financial performance following the completion of these divestitures.

(8) Excludes Special Items in the amounts of (i) $211 million for the fourth quarter of 2023, (ii) $482 million for the year 2023, (iii) $583 million for the fourth quarter of 2022 and (iv) $155 million for the year 2022.

(9) Capital expenditures for the fourth quarter and full year 2023 includes $7 million and $98 million, respectively, of capital expenditures relating to the EMEA business, which will not recur in periods following the completion of this divestiture. Capital expenditures for the fourth quarter 2022 includes $38 million of capital expenditures relating to the divested businesses, which will not recur in periods following the completion of these divestitures. Capital expenditures for the full year 2022 includes (i) $424 million of capital expenditures relating to the divested businesses and (ii) $18 million of capital expenditures related to the CAF Phase II program, which lapsed on December 31, 2021. The Company believes that these figures will allow analysts and investors to understand the amounts associated with these transactions and programs to understand the impact they had on the Company's past, but not current or future, capital expenditures. Therefore, these amounts will impact the Company’s ability to match its past capital expenditure activities in current and future periods.

(10) Excludes cash paid for Special Items of (i) $87 million for the fourth quarter of 2023, (ii) $62 million for the year 2023, (iii) $118 million for the fourth quarter of 2022 and (iv) $541 million for the year 2022.

Metrics(1)	Fourth Quarter		YoY Percent	Full Year		YoY Percent
($ in millions)	2023	2022	Change	2023	2022	Change
Revenue By Sales Channel
Large Enterprise	$1,061	1,217	(13)%	4,616	5,377	(14)%
Mid-Market Enterprise	491	522	(6)%	2,011	2,212	(9)%
Public Sector	495	431	15%	1,783	1,861	(4)%
Enterprise Channels	2,047	2,170	(6)%	8,410	9,450	(11)%
Wholesale	741	835	(11)%	3,125	3,591	(13)%
Business Segment Revenue	2,788	3,005	(7)%	11,535	13,041	(12)%
Mass Markets Segment Revenue	729	795	(8)%	3,022	4,437	(32)%
Total Revenue(2)	$3,517	3,800	(7)%	14,557	17,478	(17)%
Business Segment Revenue by Product Category
Grow	$1,078	1,091	(1)%	4,469	4,595	(3)%
Nurture	826	934	(12)%	3,465	4,094	(15)%
Harvest	639	777	(18)%	2,785	3,557	(22)%
Subtotal	2,543	2,802	(9)%	10,719	12,246	(12)%
Other	245	203	21%	816	795	3%
Business Segment Revenue	$2,788	3,005	(7)%	11,535	13,041	(12)%
Net (Loss) Income	$(1,995)	(3,069)	(35)%	(10,298)	(1,548)	nm
Net (Loss) Income Margin	(56.7)%	(80.8)%	(30)%	(70.7)%	(8.9)%	nm
Net Income, Excluding Special Items	$83	425	(80)%	193	1,564	(88)%
Net Income Margin, Excluding Special Items	2.4%	11.2%	(79)%	1.3%	8.9%	(85)%
Adjusted EBITDA, Excluding Special Items(3)	$1,099	1,393	(21)%	4,628	6,858	(33)%
Adjusted EBITDA Margin, Excluding Special Items	31.2%	36.7%	(15)%	31.8%	39.2%	(19)%
Capital Expenditures(4)	$821	833	(1)%	3,100	3,016	3%
(1) See the notes to our immediately preceding chart for information about our use of non-GAAP metrics, Special Items, and reconciliations to GAAP.
(2) Revenue for the fourth quarter and year of 2023 and 2022 includes amounts from the 2022 and 2023 divestitures and the post-closing commercial agreements with the purchasers of the divested businesses. Refer to footnotes 1 and 2 on the preceding table for details.

(3) Adjusted EBITDA excluding Special Items for the fourth quarter and year of 2023 and 2022 includes the financial impacts from the 2022 and 2023 divestitures and the post-closing commercial agreements with the purchasers of the divested businesses. Refer to footnotes 6 and 7 on the preceding table for details.

(4) Capital expenditures for the fourth quarter and year of 2023 and 2022 includes the impacts of capital expenditures related to our divested businesses, which will not recur in periods following the completion of these divestitures. Refer to footnote 9 on the preceding table for details.

nm - Percentages greater than 200% and comparisons between positive and negative values are considered not meaningful.
Revenue
Total Revenue was $3.517 billion for the fourth quarter 2023, compared to $3.800 billion for the fourth quarter 2022.

Cash Flow
Free Cash Flow, excluding Special Items, was $50 million in the fourth quarter 2023, compared to $126 million in the fourth quarter 2022.
As of December 31, 2023, Lumen had cash and cash equivalents of $2,234 million.

Goodwill Impairment
Under GAAP, the company is required to perform annual impairment tests related to its goodwill asset. Based on this analysis, the company recorded a non-cash $1.9 billion goodwill impairment charge in the fourth quarter of 2023. As will be explained further in the company's Annual Report on Form 10-K for the year ended December 31, 2023 that it plans to file later this month, this goodwill impairment was driven by the difference between the company's market capitalization and the carrying value in its Mass Markets and North America Business reporting units as of the impairment testing date.

2024 Financial Outlook
The company announced its full-year 2024 financial outlook which is detailed below:

Metric (1)(2)	Outlook
Adjusted EBITDA	$4.1 to $4.3 billion
Free Cash Flow(3)(4)	$100 to $300 million
Net Cash Interest	$1.25 to $1.35 billion
Capital Expenditures	$2.7 to $2.9 billion
Cash Income Taxes/(Refund)(4)	($200) to ($300) million

(1) For definitions of non-GAAP metrics and reconciliations to GAAP figures, see the attached schedules and our Investor Relations website.
(2) Outlook measures in this chart and the accompanying schedules (i) exclude the effects of Special Items, goodwill impairments, future changes in our operating or capital allocation plans, unforeseen changes in regulation, laws or litigation, and other unforeseen events or circumstances impacting our financial performance and (ii) speak only as of Feb. 6, 2024. See “Forward-Looking Statements.”

(3) Assumes no discretionary pension plan contributions during 2024.
(4) Includes an approximately $700 million tax refund received during the first quarter 2024.

Investor Call
Lumen’s management team will host a conference call at 5:00 p.m. ET today, Feb. 6, 2024. The conference call will be streamed live over the Lumen website at ir.lumen.com. Additional information regarding fourth quarter 2023 results, including the presentation materials management will review during the conference call, will be available on the Investor Relations website prior to the call. A webcast replay of the call will also be available on our website beginning at 8:00 p.m. ET on Feb. 6, 2024, and ending May 6, 2024, at 8:00 p.m. ET.

Media Relations Contact:	Investor Relations Contact:
Esmeralda Cameron	Mike McCormack, CFA
esmeralda.cameron@lumen.com	mike.mccormack@lumen.com
+1 201-839-0712	+1 720-888-3514

About Lumen Technologies:
Lumen connects the world. We are igniting business growth by connecting people, data, and applications – quickly, securely, and effortlessly. Everything we do at Lumen takes advantage of our network strength. From metro connectivity to long-haul data transport to our edge cloud, security, and managed service capabilities, we meet our customers’ needs today and as they build for tomorrow.

For news and insights visit news.lumen.com, LinkedIn: /lumentechnologies, Twitter: @lumentechco, Facebook: /lumentechnologies, Instagram: @lumentechnologies and YouTube: /lumentechnologies. Lumen and Lumen Technologies are registered trademarks of Lumen Technologies LLC in the United States. Lumen Technologies LLC is a wholly-owned affiliate of Lumen Technologies, Inc.

Forward-Looking Statements
Except for historical and factual information, the matters set forth in this release and other of our oral or written statements identified by words such as “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” “will,” and similar expressions are forward-looking statements as defined by the federal securities laws, and are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: our ability to consummate the transactions contemplated by our amended and restated transaction support agreement entered into on January 22, 2024 (the "TSA") on the currently expected timeline or at all, including the ability of the parties to successfully negotiate definitive agreements with respect to the matters covered by the term sheet included therein and the occurrence of events that may give rise to failure to satisfy any of the conditions to consummating such transactions or a right of any of the parties to terminate the TSA; the effects of intense competition from a wide variety of competitive providers, including decreased demand for our more mature service offerings and increased pricing pressures; the effects of new, emerging or competing technologies, including those that could make our products less desirable or obsolete; our ability to successfully and timely attain our key operating imperatives, including simplifying and consolidating our network, simplifying and automating our service support systems, attaining our Quantum Fiber buildout schedule, replacing aging or obsolete plant and equipment, strengthening our relationships with customers and attaining projected cost savings; our ability to safeguard our network, and to avoid the adverse impact of cyber-attacks, security breaches, service outages, system failures, or similar events impacting our network or the availability and quality of our services; the effects of ongoing changes in the regulation of the communications industry, including the outcome of legislative, regulatory or judicial proceedings relating to content liability standards, intercarrier compensation, universal service, service standards, broadband deployment, data protection, privacy and net neutrality; our ability to generate cash flows sufficient to fund our financial commitments and objectives, including our capital expenditures, operating costs, debt repayments, taxes, pension contributions and other benefits payments; our ability to effectively retain and hire key personnel and to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; our ability to successfully adjust to changes in customer demand for our products and services, including increased demand for high-speed data transmission services and artificial intelligence services; our ability to successfully maintain the quality and profitability of our existing product and service offerings, to introduce profitable new offerings on a timely and cost-effective basis and to transition customers from our legacy products to our newer offerings; our ability to successfully and timely implement our corporate strategies, including our deleveraging and buildout strategies; our ability to successfully and timely realize the anticipated benefits from our 2022 and 2023 divestitures, and to successfully operate and transform our remaining business; changes in our operating plans, corporate strategies, or capital allocation plans, whether based upon changes in our cash flows, cash requirements, financial performance, financial position, market or regulatory conditions, or otherwise; the impact of any future material acquisitions or divestitures that we may transact; the negative impact of increases in the costs of our pension, healthcare, post-employment or other benefits, including those caused by changes in markets, interest rates, mortality rates, demographics or regulations; the potential negative impact of customer and shareholder complaints, government investigations, security breaches or service outages impacting us or our industry; adverse changes in our access to credit markets on favorable terms, whether caused by changes in our financial position, lower credit ratings, unstable markets, debt covenant restrictions or otherwise; our ability to meet the terms and conditions of our debt obligations and covenants, including our ability to make transfers of cash in compliance therewith; the impact of any purported notice of default or notice of acceleration arising from alleged breach of covenants under our credit documents; our ability to maintain favorable relations with our security holders, key business partners, suppliers, vendors, landlords and lenders; our ability to timely obtain necessary hardware, software, equipment, services, governmental permits and other items on favorable terms; our ability to meet evolving environmental, social and governance ("ESG") expectations and benchmarks, and effectively communicate and implement our ESG strategies; the potential adverse effects arising out of allegations regarding the release of hazardous materials into the environment from network assets owned or operated by us or our predecessors, including any resulting governmental actions, removal costs, litigation, compliance costs or penalties; our ability to collect our receivables from, or continue to do business with, financially-troubled customers; our ability to continue to use or renew intellectual property used to conduct our operations; any adverse developments in legal or regulatory proceedings involving us; changes in tax, pension, healthcare or other laws or regulations, in governmental support programs, or in general government funding levels, including those arising from governmental programs promoting broadband development; our ability to use our net operating loss carryforwards in the amounts projected; the effects of changes in accounting policies, practices or assumptions, including changes that could potentially require additional future impairment charges; the effects of adverse weather, terrorism, epidemics, pandemics, rioting, vandalism, societal unrest, or other natural or man-made disasters or disturbances; the potential adverse effects if our internal controls over financial reporting have weaknesses or deficiencies, or otherwise fail to operate as intended; the effects of changes in interest rates or inflation; the effects of more general factors such as changes in exchange rates, in operating costs, in public policy, in the views of financial analysts, or in general market, labor, economic, public health or geopolitical conditions; and other risks referenced from time to time in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to unduly rely upon our forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise. Furthermore, any information about our intentions contained in any of our forward-looking statements reflects our intentions as of the date of such forward-looking statement, and is based upon, among other things, existing regulatory, technological, industry, competitive, economic and market conditions, and our assumptions, as of such date. We may change our intentions, strategies or plans (including our capital allocation plans) at any time and without notice, based upon any changes in such factors, in our assumptions or otherwise.

Reconciliation to GAAP
This release includes certain historical and forward-looking non-GAAP financial measures, including but not limited to Adjusted EBITDA, Free Cash Flow, Unlevered Cash Flow, Net Debt and adjustments to GAAP and non-GAAP measures to exclude the effect of Special Items.
In addition to providing key metrics for management to evaluate the company’s performance, we believe these above-described measurements assist investors in their understanding of period-to-period operating performance and in identifying historical and prospective trends.
Reconciliations of non-GAAP financial measures to the most comparable GAAP measures are included in the attached financial schedules. Non-GAAP measures are not presented to be replacements or alternatives to the GAAP measures, and investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP. Lumen may present or calculate its non-GAAP measures differently from other companies.

Lumen Technologies, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
TWELVE MONTHS ENDED DECEMBER 31, 2023 AND 2022
(UNAUDITED)
($ in millions, except per share amounts; shares in thousands)

	Three months ended December 31,		(Decrease) / Increase	Twelve months ended December 31,		(Decrease) / Increase
	2023	2022		2023	2022
OPERATING REVENUE	$3,517	3,800	(7)%	14,557	17,478	(17)%
OPERATING EXPENSES
Cost of services and products (exclusive of depreciation and amortization)	1,737	1,826	(5)%	7,144	7,868	(9)%
Selling, general and administrative	896	671	34%	3,198	3,078	4%
Net loss (gain) on sale of businesses	9	480	(98)%	121	(113)	nm
Loss on disposal group held for sale	—	40	nm	—	40	nm
Depreciation and amortization	751	796	(6)%	2,985	3,239	(8)%
Goodwill impairment	1,900	3,271	(42)%	10,693	3,271	nm
Total operating expenses	5,293	7,084	(25)%	24,141	17,383	39%
OPERATING (LOSS) INCOME	(1,776)	(3,284)	(46)%	(9,584)	95	nm
OTHER (EXPENSE) INCOME
Interest expense	(290)	(280)	4%	(1,158)	(1,332)	(13)%
Net gain on early debt retirement	—	205	nm	618	214	189%
Other (expense) income, net	(76)	177	nm	(113)	32	nm
Total other (expense) income, net	(366)	102	nm	(653)	(1,086)	(40)%
Income tax benefit (expense)	147	113	30%	(61)	(557)	(89)%
NET LOSS	$(1,995)	(3,069)	(35)%	(10,298)	(1,548)	nm

BASIC LOSS PER SHARE	$(2.03)	(3.08)	(34)%	(10.48)	(1.54)	nm
DILUTED LOSS PER SHARE	$(2.03)	(3.08)	(34)%	(10.48)	(1.54)	nm

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	983,762	995,573	(1)%	983,081	1,007,517	(2)%
Diluted	983,762	995,573	(1)%	983,081	1,007,517	(2)%
DIVIDENDS PER COMMON SHARE	—	—	nm	—	0.75	nm

Exclude: Special Items(1)	$2,078	3,494	(41)%	10,491	3,112	nm
NET INCOME EXCLUDING SPECIAL ITEMS	$83	425	(80)%	193	1,564	(88)%
DILUTED EARNINGS PER SHARE EXCLUDING SPECIAL ITEMS	$0.08	0.43	(81)%	0.20	1.55	(87)%

(1) Excludes the Special Items described in the accompanying Non-GAAP Special Items table, net of the income tax effect thereof.
nm - Percentages greater than 200% and comparisons between positive and negative values are considered not meaningful.

Lumen Technologies, Inc.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2023 AND DECEMBER 31, 2022
(UNAUDITED)
($ in millions)
	December 31, 2023	December 31, 2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,234	1,251
Accounts receivable, less allowance of $67 and $85	1,318	1,508
Assets held for sale	104	1,889
Other	1,119	803
Total current assets	4,775	5,451
Property, plant and equipment, net of accumulated depreciation of $21,318 and $19,886	19,758	19,166
GOODWILL AND OTHER ASSETS
Goodwill	1,964	12,657
Other intangible assets, net	5,470	6,166
Other, net	2,051	2,172
Total goodwill and other assets	9,485	20,995
TOTAL ASSETS	$34,018	45,612
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$157	154
Accounts payable	1,134	1,044
Accrued expenses and other liabilities
Salaries and benefits	696	692
Income and other taxes	251	1,158
Current operating lease liabilities	268	344
Interest	168	181
Other	209	277
Liabilities held for sale	4	451
Current portion of deferred revenue	647	596
Total current liabilities	3,534	4,897
LONG-TERM DEBT	19,831	20,418
DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes, net	3,127	3,163
Benefit plan obligations, net	2,490	2,391
Deferred revenue	1,969	1,758
Other	2,650	2,611
Total deferred credits and other liabilities	10,236	9,923
STOCKHOLDERS' EQUITY
Common stock	1,008	1,002
Additional paid-in capital	18,126	18,080
Accumulated other comprehensive loss	(810)	(1,099)
Accumulated deficit	(17,907)	(7,609)
Total stockholders' equity	417	10,374
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$34,018	45,612

Lumen Technologies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
TWELVE MONTHS ENDED DECEMBER 31, 2023 AND 2022
(UNAUDITED)
($ in millions)
	Twelve months ended December 31,
	2023	2022
OPERATING ACTIVITIES
Net loss	$(10,298)	(1,548)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,985	3,239
Goodwill impairment	10,693	3,271
Net loss (gain) on sale of businesses	121	(113)
Loss on disposal group held for sale	—	40
Deferred income taxes	8	(1,230)
Provision for uncollectible accounts	100	133
Net gain on early retirement of debt	(618)	(214)
Unrealized loss on investments	97	191
Stock-based compensation	52	98
Changes in current assets and liabilities, net	(1,729)	540
Retirement benefits	(1)	46
Changes in other noncurrent assets and liabilities, net	730	258
Other, net	20	24
Net cash provided by operating activities	2,160	4,735
INVESTING ACTIVITIES
Capital expenditures	(3,100)	(3,016)
Proceeds from sale of businesses	1,746	8,369
Proceeds from sale of property, plant and equipment and other assets	165	120
Other, net	(12)	3
Net cash (used in) provided by investing activities	(1,201)	5,476
FINANCING ACTIVITIES
Payments of long-term debt	(185)	(8,093)
Net proceeds from (payments on) revolving line of credit	200	(200)
Dividends paid	(11)	(780)
Repurchases of common stock	—	(200)
Other, net	(22)	(40)
Net cash used in financing activities	(18)	(9,313)
Net increase in cash, cash equivalents and restricted cash	941	898
Cash, cash equivalents and restricted cash at beginning of period	1,307	409
Cash, cash equivalents and restricted cash at end of period	$2,248	1,307

Cash, cash equivalents and restricted cash:
Cash and cash equivalents	$2,234	1,251
Cash and cash equivalents and restricted cash included in assets held for sale	—	44
Restricted cash	14	12
Total	$2,248	1,307

Lumen Technologies, Inc.
OPERATING METRICS
(UNAUDITED)

Operating Metrics	4Q23	3Q23	4Q22

Mass Markets broadband subscribers
(in thousands)
Fiber broadband subscribers	916	896	832
Other broadband subscribers(1)	1,842	1,940	2,205
Mass Markets total broadband subscribers(2)	2,758	2,836	3,037

Mass Markets broadband enabled units(3)
(in millions)
Fiber broadband enabled units	3.7	3.5	3.1
Other broadband enabled units	18.1	18.2	18.7
Mass Markets total broadband enabled units	21.8	21.7	21.8

(1) Other broadband subscribers are customers that primarily subscribe to lower speed copper-based broadband services marketed under the CenturyLink brand.
(2) Mass Markets broadband subscribers are customers that purchase broadband connection service through their existing telephone lines, stand-alone telephone lines, or fiber-optic cables. Our methodology for counting our Mass Markets broadband subscribers includes only those lines that we use to provide services to external customers and excludes lines used solely by us and our affiliates. It also excludes unbundled loops and includes stand-alone Mass Markets broadband subscribers. We count lines when we install the service. Other companies may use different methodologies.

(3) Represents the total number of units capable of receiving our broadband services at period end. Other companies may use different methodologies to count their broadband enabled units.

Description of Non-GAAP Metrics

Pursuant to Regulation G, the company is hereby providing definitions of non-GAAP financial metrics and reconciliations to the most directly comparable GAAP measures.

The following describes and reconciles those financial measures as reported under accounting principles generally accepted in the United States (GAAP) with those financial measures as adjusted by the items detailed below and presented in the accompanying news release. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis.

We use the term Special Items as a non-GAAP measure to describe items that impacted a period’s statement of operations for which investors may want to give special consideration due to their magnitude, nature or both. We do not call these items non-recurring because, while some are infrequent, others may recur in future periods.
Adjusted EBITDA ($) is defined as net income (loss) from the Statements of Operations before income tax (expense) benefit, total other income (expense), depreciation and amortization, stock-based compensation expense and impairments.
Adjusted EBITDA Margin (%) is defined as Adjusted EBITDA divided by total revenue.

Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are relevant and useful metrics to provide to investors, as they are an important part of our internal reporting and are key measures used by management to evaluate profitability and operating performance of Lumen and to make resource allocation decisions. Management believes such measures are especially important in a capital-intensive industry such as telecommunications. Management also uses Adjusted EBITDA and Adjusted EBITDA Margin (and similarly uses these terms excluding Special Items) to compare our performance to that of our competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period our ability to fund capital expenditures, fund growth, service debt and determine bonuses. Adjusted EBITDA excludes non-cash stock compensation expense and impairments because of the non-cash nature of these items. Adjusted EBITDA also excludes interest income, interest expense and income taxes, and in our view constitutes an accrual-based measure that has the effect of excluding period-to-period changes in working capital and shows profitability without regard to the effects of capital or tax structure. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. Adjusted EBITDA further excludes the gain (or loss) on extinguishment and modification of debt and other income (expense), net, because these items are not related to the primary business operations of Lumen.

There are material limitations to using Adjusted EBITDA as a financial measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from our calculations. Additionally, by excluding the above-listed items, Adjusted EBITDA may exclude items that investors believe are important components of our performance. Adjusted EBITDA and Adjusted EBITDA Margin (either with or without Special Items) should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, plus cash interest paid and less interest income, all as disclosed in the Statements of Cash Flows or the Statements of Operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, because it reflects the operational performance of Lumen and, measured over time, enables management and investors to monitor the underlying business’ growth pattern and ability to generate cash. Unlevered Cash Flow excludes cash used for acquisitions and debt service and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Unlevered Cash Flow to measure our cash performance as it excludes certain material items that investors may believe are important components of our cash flows. Comparisons of our Unlevered Cash Flow to that of some of our competitors may be of limited usefulness. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable, accounts payable, payroll and capital expenditures. Unlevered Cash Flow should not be used as a substitute for net change in cash, cash equivalents and restricted cash in the Consolidated Statements of Cash Flows.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the Statements of Cash Flows. Management believes that Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of our ability to generate cash to service our debt. Free Cash Flow excludes cash used for acquisitions, principal repayments and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Free Cash Flow to measure our performance as it excludes certain material items that investors may believe are important components of our cash flows. Comparisons of our Free Cash Flow to that of some of our competitors may be of limited usefulness since until recently we did not pay a significant amount of income taxes due to net operating loss carryforwards, and therefore generated higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to interest expense, accounts receivable, accounts payable, payroll and capital expenditures. Free Cash Flow should not be used as a substitute for net change in cash, cash equivalents and restricted cash on the Consolidated Statements of Cash Flows.

Net Debt is defined as Long-Term Debt (excluding unamortized discounts or premiums, net and unamortized debt issuance costs) minus Cash and Cash Equivalents.

Lumen Technologies, Inc.
Non-GAAP Special Items
(UNAUDITED)
($ in millions)
	Actual QTD		Actual YTD
Special Items Impacting Adjusted EBITDA	4Q23	4Q22	4Q23	4Q22
Severance	$53	10	74	12
Consumer and other litigation	1	—	(3)	(3)
Net loss (gain) on sale of businesses(1)	9	480	121	(113)
Loss on disposal group held for sale	—	40	—	40
Transaction and separation costs(2)	41	53	108	219
Net loss on sale of select CDN contracts	73	—	73	—
Real estate transactions(3)	34	—	109	—
Total Special Items impacting Adjusted EBITDA	$211	583	482	155
	Actual QTD		Actual YTD
Special Items Impacting Net (Loss) Income	4Q23	4Q22	4Q23	4Q22
Severance	$53	10	74	12
Consumer and other litigation	1	—	(3)	(3)
Goodwill impairment	1,900	3,271	10,693	3,271
Net loss (gain) on sale of businesses(1)	9	480	121	(113)
Loss on disposal group held for sale	—	40	—	40
Net gain on early retirement of debt(4)	—	(205)	(618)	(214)
Transaction and separation costs(2)	41	53	108	219
Net loss on sale of select CDN contracts	73	—	73	—
Real estate transactions(3)	34	—	109	—
Expense (income) from transition and separation services(5)	22	(82)	(128)	(152)
Total Special Items impacting Net (Loss) Income	2,133	3,567	10,429	3,060
Income tax effect of Special Items(6)	(55)	(73)	62	52
Total Special Items impacting Net (Loss) Income, net of tax	$2,078	3,494	10,491	3,112
	Actual QTD		Actual YTD
Special Items Impacting Cash Flows	4Q23	4Q22	4Q23	4Q22
Severance	$48	7	67	37
Consumer and other litigation	—	—	(3)	—
Pension contribution(7)	—	—	—	319
Transaction and separation costs(2)	70	142	147	282
Income from transition and separation services(5)	(31)	(31)	(149)	(97)
Total Special Items impacting Cash Flows	$87	118	62	541
(1) Reflects primarily (i) the pre-tax gain of $597 million recorded in operating income as a result of our Latin American business divestiture completed Aug. 1, 2022, (ii) the pre-tax gain of $176 million recorded in operating income as a result of our 20-state ILEC business divestiture completed Oct. 3, 2022 and (iii) the net loss of $102 million recorded for the year ended 2023 operating income and $660 million recorded for the year ended 2022 operating income as a result of our EMEA business divestiture completed Nov. 1, 2023.

(2) Transaction and separation costs associated with (i) the sale of our Latin American business on Aug. 1, 2022, (ii) the sale of our 20-state ILEC business on Oct. 3, 2022, (iii) the sale of our EMEA business on Nov. 1, 2023 and (iv) our evaluation of other potential transactions.

(3) Real estate transactions include the Q2 and Q4 2023 loss on donation of real estate and acceleration of costs associated with our real estate rationalization program.
(4) Reflects a gain as a result of (i) $19 million of debt exchanges in Q2 2023, (ii) $1.5 billion of debt exchanges in Q1 2023, (iii) $4.4 billion in early debt retirement in Q4 2022 and (iv) $2.3 billion in early debt retirement in Q3 2022. There were no comparable gains or losses during Q4 2023,Q3 2023, Q2 2022 or Q1 2022.

(5) Income from transition and separation services includes charges we billed for transition services and IT professional services provided to the purchasers in connection with our 2022 and 2023 divestitures.

(6) Tax effect calculated using the annualized effective statutory tax rate, excluding any non-recurring discrete items, which was 23.5% for all quarters of 2023 and 24.6% for all quarters of 2022.
(7) Cash pension contribution following a revaluation of the pension obligation and pension assets for the Lumen Pension Plan, in connection with the closing of the sale of the 20-state ILEC business on Oct. 3, 2022.

Lumen Technologies, Inc.
Non-GAAP Cash Flow Reconciliation
(UNAUDITED)
($ in millions)
	Actual QTD		Actual YTD
	4Q23	4Q22	4Q23	4Q22
Net cash provided by operating activities(1)	$784	841	2,160	4,735
Capital expenditures	(821)	(833)	(3,100)	(3,016)
Free Cash Flow(1)	(37)	8	(940)	1,719
Cash interest paid	252	273	1,138	1,365
Interest income	(19)	(17)	(40)	(25)
Unlevered Cash Flow(1)	$196	264	158	3,059

Free Cash Flow(1)	$(37)	8	(940)	1,719
Add back: Severance(2)	48	7	67	37
Remove: Consumer and other litigation(2)	—	—	(3)	—
Add back: Pension contribution(2)	—	—	—	319
Add back: Transaction and separation costs(2)	70	142	147	282
Remove: Income from transition and separation services(2)	(31)	(31)	(149)	(97)
Free Cash Flow excluding cash Special Items(1)	$50	126	(878)	2,260

Unlevered Cash Flow(1)	$196	264	158	3,059
Add back: Severance(2)	48	7	67	37
Remove: Consumer and other litigation(2)	—	—	(3)	—
Add back: Pension contribution(2)	—	—	—	319
Add back: Transaction and separation costs(2)	70	142	147	282
Remove: Income from transition and separation services(2)	(31)	(31)	(149)	(97)
Unlevered Cash Flow excluding cash Special Items(1)	$283	382	220	3,600

(1) Includes the impact of (i) $938 million in cash tax payments in Q2 2023 and (ii) $90 million in cash tax payments in Q1 2023 related to our divestitures completed on Aug. 1, 2022 and Oct. 3, 2022.
(2) Refer to Non-GAAP Special Items table for details of the Special Items impacting cash included above.

Lumen Technologies, Inc.
Adjusted EBITDA Non-GAAP Reconciliation
(UNAUDITED)
($ in millions)
	Actual QTD		Actual YTD
	4Q23	4Q22	4Q23	4Q22
Net loss	$(1,995)	(3,069)	(10,298)	(1,548)
Income tax (benefit) expense	(147)	(113)	61	557
Total other expense (income), net	366	(102)	653	1,086
Depreciation and amortization expense	751	796	2,985	3,239
Stock-based compensation expense	13	27	52	98
Goodwill impairment	1,900	3,271	10,693	3,271
Adjusted EBITDA(1)	$888	810	4,146	6,703

Add back: Severance(2)	53	10	74	12
Add back: Consumer and other litigation(2)	1	—	(3)	(3)
Add back: Net loss (gain) on sale of businesses(2)	9	480	121	(113)
Add back: Loss on disposal group held for sale(2)	—	40	—	40
Add back: Transaction and separation costs(2)	41	53	108	219
Add back: Net loss on sale of select CDN contracts(2)	73	—	73	—
Add back: Real estate transaction costs(2)	34	—	109	—
Adjusted EBITDA excluding Special Items(1)	$1,099	1,393	4,628	6,858

Net income excluding Special Items(2)	$83	425	193	1,564

Total revenue	$3,517	3,800	14,557	17,478

Net Loss Margin	(56.7)%	(80.8)%	(70.7)%	(8.9)%
Net Income Margin, excluding Special Items	2.4%	11.2%	1.3%	8.9%
Adjusted EBITDA Margin	25.2%	21.3%	28.5%	38.4%
Adjusted EBITDA Margin excluding Special Items	31.2%	36.7%	31.8%	39.2%

(1) Adjusted EBITDA and Adjusted EBITDA excluding Special Items for the fourth quarter and full year 2023 include the financial impacts of the EMEA business divested on Nov. 1, 2023. Adjusted EBITDA and Adjusted EBITDA excluding Special Items for the fourth quarter and full year 2022 include the financial impacts of (i) the Latin American business divested on Aug. 1, 2022, the 20-state ILEC business divested on Oct. 3, 2022 and the EMEA business divested on Nov. 1, 2023 and (ii) the CAF Phase II program, which lapsed on Dec. 31, 2021. Adjusted EBITDA excluding Special Items for the fourth quarter and full year 2023 and 2022 include the financial impacts from the post-closing commercial agreements with the purchasers of the divested businesses. Refer to footnote 1 on the first page of this release for details.

(2) Refer to Non-GAAP Special Items table for details of the Special Items included above.

Outlook

To enhance the information in our outlook with respect to non-GAAP metrics, we are providing a range for certain GAAP measures that are components of the reconciliation of the non-GAAP metrics. The provision of these ranges is in no way meant to indicate that Lumen is explicitly or implicitly providing an outlook on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, Lumen has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While Lumen believes that it has used reasonable assumptions in connection with developing the outlook for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our outlook of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Lumen Technologies, Inc.
2024 OUTLOOK (1) (2) (3) (4)
(UNAUDITED)
($ in millions)

Adjusted EBITDA Outlook
Twelve Months Ended December 31, 2024
	Range
	Low	High
Net (loss) income	$(100)	400
Income tax expense	50	250
Total other expense, net	1,190	920
Depreciation and amortization expense	2,900	2,700
Stock-based compensation expense	60	30
Adjusted EBITDA	$4,100	4,300

Free Cash Flow Outlook
Twelve Months Ended December 31, 2024
	Range
	Low	High
Net cash provided by operating activities	$2,800	3,200
Capital expenditures	(2,700)	(2,900)
Free Cash Flow	$100	300

(1) For definitions of non-GAAP metrics and reconciliation to GAAP figures, see the above schedules and our Investor Relations website.

(2) Outlook measures in this chart (i) exclude the effects of Special Items, goodwill impairments, future changes in our operating or capital allocation plans, unforeseen changes in regulation, laws or litigation, and other unforeseen events or circumstances impacting our financial performance and (ii) speak only as of Feb. 6, 2024. See “Forward-Looking Statements.”

(3) Assumes no discretionary pension plan contributions during 2024.

(4) Includes an approximately $700 million tax refund received during the first quarter 2024.